Exhibit 99.1

INTEL NEWS RELEASE

CONTACTS:	Michael Sullivan	Tom Beermann
Investor Relations	Media Relations
408-765-9785	408-765-6855

INTEL UPDATES THIRD-QUARTER REVENUE

AND GROSS MARGIN EXPECTATIONS

SANTA CLARA, Calif., Sept. 10, 2007 – As a result of stronger than expected worldwide demand for its computing products, Intel Corporation now expects revenue for the third quarter to be between $9.4 billion and $9.8 billion as compared to the previous range of $9.0 billion to $9.6 billion.

The gross margin percentage for the third quarter is expected to be in the upper half of the previous range of 52 percent plus or minus a couple of points. All other expectations are unchanged.

Intel’s third-quarter Business Outlook was originally published in the company’s second-quarter 2007 earnings release, available at intc.com. The company is scheduled to report its third-quarter financial results on Oct. 16.

The above statements and any others in this document that refer to plans and expectations for the third quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties and do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Sept. 9. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s published expectations:

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Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term, significant pricing pressures, and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the process of transitioning to its next generation of products on 45nm process technology, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross

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margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; Intel’s ability to respond quickly to technological developments and to incorporate new features into its products; and the availability of sufficient components from suppliers to meet demand. Factors that could cause demand to be different from Intel's expectations include customer acceptance of Intel’s and competitors’ products; changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions.

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The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

•	Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products, the level of revenue and profits, and impairments of long-lived assets.
•	Intel is in the midst of a structure and efficiency program that is resulting in several actions that could have an impact on expected expense levels and gross margin.
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The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the closing of acquisitions or divestitures; the jurisdiction in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

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Gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility; gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

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Intel’s results could be affected by the amount, type, and valuation of share-based awards granted as well as the amount of awards cancelled due to employee turnover and the timing of award exercises by employees.

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Intel's results could be impacted by unexpected economic, social, political and physical/infrastructure conditions in the countries in which Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

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Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the quarter ended June 30, 2007.

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Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom.

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Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.

* Other names and brands may be claimed as the property of others.